Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: November 2004

1)	Beginning of the Month Principal Receivables:	$34,638,814,610.38
2)	Beginning of the Month Finance Charge Receivables:	$842,112,948.85
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$35,480,927,559.23

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$909,785,277.26
9)	Additional Finance Charge Receivables:	$38,229,016.49
10)	Additional Total Receivables:	$948,014,293.75

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$35,582,572,070.14
13)	End of the Month Finance Charge Receivables:	$850,086,078.99
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$36,432,658,149.13

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$31,040,571,260.25

18)	End of the Month Seller Percentage	12.76%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: November 2004

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	461,943	$507,080,334.29
	3)	60 - 89 days delinquent	299,502	$354,333,687.21
	4)	90+ days delinquent	603,487	$772,764,833.88

	5)	Total 30+ days delinquent	1,364,932	$1,634,178,855.38

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.49%

7)	Defaulted Accounts during the Month		190,772	$184,288,834.80

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.22%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS) MONTHLY PERIOD: November 2004

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$5,628,295,293.83	15.45%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,014,328,240.32	14.11%

	3)	Prior Month Billed Finance Charges and Fees	$443,945,070.54
	4)	Amortized AMF Income	$45,975,993.37
	5)	Interchange Collected	$77,173,023.01
	6)	Recoveries of Charged Off Accounts	$51,995,763.89
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$619,089,850.81	20.90%

Capital One Master Trust (AMF COLLECTIONS) MONTHLY PERIOD: November 2004

1)	Beginning Unamortized AMF Balance			$226,143,162.20
	2)	+ AMF Slug	$22,204,245.64
	3)	+ AMF Collections	$40,853,196.07
	4)	- Amortized AMF Income	$45,975,993.37
5)	Ending Unamortized AMF Balance			$243,224,610.54

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables